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                                                                    EXHIBIT 10.4

April 13, 2000

Stephen O. Jaeger
11 Topstone Road
Redding, Connecticut 06896-1810

Dear Steve:

This amended and restated letter agreement ("Agreement"), effective the 13/th/ day of April, 2000, is by and between you and Inso Corporation ("Inso"), and supersedes and replaces the letter agreement by and between you and Inso dated February 15, 2000.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, you and Inso agree as follows:

In order to focus and reward your efforts relative to the ongoing management of Inso, Inso agrees to pay you, upon consummation of a transaction in which a Change of Control of Inso or a sale of Inso's Information Exchange Division
(IED) occurs, a one-time cash bonus of $150,000 (the "Transaction Compensation"), provided that you are employed as either the Chairman or CEO of Inso at the time of the execution of a definitive agreement of a transaction which will result in a Change of Control of Inso or a sale of IED. The Transaction Compensation is in addition to, and not in lieu of, any compensation or benefits to which you are entitled under the Employment Agreement, effective the 1st day of April, 1999, by and between you and Inso (the "Employment Agreement"), which is hereby ratified and confirmed.

For purposes of this Agreement, a "Change of Control of Inso" shall have the following meaning: (1) the stockholders of Inso approve a merger or consolidation of Inso with any other corporation or other legal entity, other than (A) a merger or consolidation which would result in the voting securities of Inso outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of Inso or such surviving entity outstanding immediately after such merger or consolidation or (B) a merger or consolidation effected to implement a recapitalization of Inso (or similar transaction) in which no person (as hereinabove defined), other than a person holding more than 50% of the combined voting power of Inso's then outstanding securities immediately prior to such recapitalization, acquires more than 50% of the combined voting power of Inso's then outstanding securities; or (2) the stockholders of Inso approve an agreement for the sale or disposition by Inso of all or substantially all of Inso's assets.

This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to conflict of laws principles, and shall be deemed to be performed in Massachusetts.  This
Agreement may not be altered,
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                                                                    Exhibit 10.4

modified or amended except by a written instrument signed by you and an authorized representative of Inso.

Please countersign both copies of this letter agreement where indicated below, and return one fully executed copy to me.


Sincerely,

Inso Corporation

/s/ Jonathan Levitt
Jonathan Levitt
Vice President


ACCEPTED AND AGREED:

/s/ Stephen O. Jaeger
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Stephen O. Jaeger